Exhibit 99.1

For Immediate Release	CONTACT:
Bill Newbould (610) 558-9800

ENDO PHARMACEUTICALS REPORTS
2003 THIRD QUARTER RESULTS

CHADDS FORD, Pa., October 23, 2003 — Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP), a specialty pharmaceutical company with market leadership in pain management, today reported financial results for the third quarter and nine months ended September 30, 2003.

Driven by continued strong growth of the company’s lead products, Percocet® and Lidoderm®, net sales for the third quarter of 2003 increased 35% to $149.4 million compared with $110.6 million for the third quarter of 2002. Net income for the third quarter of 2003 increased to $39.9 million from a net loss of $(18.3) million in the comparable 2002 period. Diluted earnings per share for the third quarter of 2003 were $0.30 compared with a net loss per share of $(0.18) in the comparable 2002 period. As detailed in the Supplemental Financial Information below, adjusted earnings per share for the third quarter of 2003 increased to $0.33 per diluted share compared with $0.26 in the comparable 2002 period. As detailed in the Supplemental Financial Information below, consolidated EBITDA for the 2003 third quarter was $72.9 million compared with $49.3 million in the year-ago third quarter.

“We are pleased to report another quarter of strong financial performance, led once again by our lead branded products, Lidoderm® and Percocet®,” said Carol A. Ammon, chairman and chief executive officer. “Although we expect generic competition with Percocet® and our generic extended-release morphine sulfate product to significantly impact the net sales of these two products during the fourth quarter of 2003, we are revising our total net sales guidance upward for 2003 and believe that we are currently well-positioned to achieve 2003 net sales of approximately $570 million. We expect Lidoderm® net sales to be approximately $175 million to $180 million in 2003,” said Ammon.

During the fourth quarter of 2003, the company made the decision to manufacture additional launch quantities of its extended-release oxycodone tablets to provide the company the opportunity to launch its generic product should it win its litigation with Purdue Frederick and make the determination to launch. Due to the uncertainty surrounding the ultimate timing of the product’s final approval and launch, however, the company will fully reserve for this inventory and, accordingly, estimates recording a charge of approximately $25.0 million, or $0.12 per share, net of tax, during the fourth quarter of 2003.

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In addition, the company recorded a non-cash compensation charge of $96.0 million or $0.45 per share, net of tax, in October 2003 as a result of the vesting of the 4.8 million outstanding Class C4 stock options. No additional shares of company common stock will be issued, however, because these stock options are exercisable only into shares of company common stock that are held by Endo Pharma LLC, an affiliate of Kelso & Company in which certain members of management have an interest. Accordingly, these stock options will not dilute the ownership of Endo’s other public stockholders.

Ammon continued, “We anticipate GAAP earnings per share for the year ended December 31, 2003 to be approximately $0.35 per share. Despite the estimated $25 million extended-release oxycodone inventory charge, we are not changing our full-year estimates for consolidated EBITDA of approximately $238 million and adjusted earnings per share of approximately $1.08.” Of course, there can be no assurance of Endo achieving these numbers.

Adjusted earnings per share for fiscal 2003 exclude non-cash compensation charges, net of tax, of approximately $0.67 per share, manufacturing transfer costs, net of tax, of $0.02 per share and estimated payments to partners for successful achievement of regulatory milestones, net of tax, of $0.04 per share. Consolidated EBITDA and adjusted earnings per share include the charge of $25.0 million or $0.12 per share, net of tax, to fully reserve for the extended-release oxycodone inventory being manufactured in the fourth quarter of 2003.

Year-to-Date Results

For the first nine months of 2003, Endo’s net sales were $453.7 million, up 59% from $285.5 million in the comparable 2002 period. Net income for the nine months ending September 30, 2003 increased to $101.5 million compared with $9.1 million in the comparable 2002 period.

Diluted earnings per share for the nine months ending September 30, 2003 were $0.77 compared with $0.09 in the comparable 2002 period. As detailed in the Supplemental Financial Information below, adjusted earnings per share for the nine months ended September 30, 2003 increased to $1.04 per diluted share compared with $0.53 in the comparable 2002 period. As detailed in the Supplemental Financial Information below, consolidated EBITDA for the nine months ended September 30, 2003 was $228.9 million compared with $110.2 million in the same period of 2002.

Use of Non-GAAP Measures — Consolidated EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share:

Consolidated EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. We refer to these non-GAAP financial measures in making operating decisions because we believe they provide meaningful supplemental information regarding our operational performance. For instance, we believe that these non-GAAP financial measures facilitate our internal comparisons to our historical operating results and comparisons to competitors’ results. We include these non-GAAP financial measures in our

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earnings announcements because we believe they are useful to investors in allowing for greater transparency related to supplemental information used by us in our financial and operational decision-making. In addition, we have historically reported similar non-GAAP financial measures to our investors and believe that the inclusion of comparative numbers provides consistency in our financial reporting at this time. Further, we believe that these non-GAAP financial measures may be useful to investors as we are aware that certain of our significant stockholders utilize these measures to evaluate our financial performance. Finally, these measures are considered by the Compensation Committee of our Board of Directors in assessing the performance and compensation of substantially all of our employees, including our executive officers. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this earnings announcement to their most directly comparable GAAP financial measures as provided with the financial statements included in this press release and are encouraged to read the definition of Consolidated EBITDA and the description of the reconciling items at the end of this press release.

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Supplemental Financial Information

A reconciliation of net income as determined by GAAP to adjusted net income for the three months ended September 30, 2003 and September 30, 2002 is as follows:

	(Unaudited)
	Three Months Ended
	September 30,

	2003	2002

	(in thousands, except per
	share data)
GAAP net income (loss)	$39,924	$(18,308)
Add: Income tax (benefit)	24,376	(4,098)

GAAP income (loss) before income tax	64,300	(22,406)
Add: Milestone payments to partners	5,000	—
Add: Manufacturing transfer costs	1,521	1,625
Add: Compensation related to stock options		40,406
Add: Purchased in-process research and development		13,334
Add: Manufacturing transfer fee	—	9,000

Adjusted income before income tax	70,821	41,959
Pro forma income tax	26,848	15,651

Adjusted net income	$43,973	$26,308

Diluted weighted average shares outstanding	132,636	102,118
GAAP diluted earnings per share	$.30	$(.18)
Add: Milestone payments to partners, net of tax	.02	—
Add: Manufacturing transfer costs, net of tax	.01	.01
Add: Compensation related to stock options, net of tax	—	.25
Add: Purchased in-process research and development, net of tax	—	.13
Add: Manufacturing transfer costs, net of tax	—	.05

Adjusted diluted earnings per share	$.33	$.26

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A reconciliation of net income as determined by GAAP to adjusted net income for the nine months ended September 30, 2003 and September 30, 2002 is as follows:

	(Unaudited)
	Nine Months Ended
	September 30,

	2003	2002

	(in thousands, except per share
	data)
GAAP net income	$101,451	$9,069
Add: Income tax	62,512	12,327

GAAP income before income tax	163,963	21,396
Add: Milestone payments to partners	5,000	—
Add: Manufacturing transfer costs	4,684	2,926
Add: Compensation related to stock options	48,514	40,406
Add: Purchased in-process research and development	—	13,334
Add: Manufacturing transfer fee	—	9,000

Adjusted income before income tax	222,161	87,062
Pro forma income tax	84,700	32,475

Adjusted net income	$137,461	$54,587

Diluted weighted average shares outstanding	132,510	102,245
GAAP diluted earnings per share	$.77	$.09
Add: Milestone payments to partners, net of tax	.02	—
Add: Manufacturing transfer costs, net of tax	.02	—
Add: Compensation related to stock options, net of tax	.23	.25
Add: Purchased in-process research and development, net of tax	—	.13
Add: Manufacturing transfer costs, net of tax	—	.06

Adjusted diluted earnings per share	$1.04	$.53

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The following table presents a reconciliation of net income as determined by GAAP to consolidated EBITDA for the three months ended September 30, 2003 and September 30, 2002:

	(Unaudited)
	Three Months Ended
	September 30,

	2003	2002

	(in thousands)
GAAP net income (loss)	$39,924	$(18,308)
Add: Income tax (benefit)	24,376	(4,098)
Add: Interest expense, net	12	1,031

GAAP operating income (loss)	64,312	(21,375)
Add: Depreciation and amortization	1,578	692
Add: Milestone payments to partners	5,000	—
Add: Non-cash manufacturing charges	448	5,611
Add: Manufacturing transfer costs	1,521	1,625
Add: Compensation related to stock options	—	40,406
Add: Purchased in-process research and development	—	13,334
Add: Manufacturing transfer fee	—	9,000

Consolidated EBITDA	$72,859	$49,293

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The following table presents a reconciliation of net income as determined by GAAP to consolidated EBITDA for the nine months ended September 30, 2003 and September 30, 2002:

	(Unaudited)
	Nine Months Ended
	September 30,

	2003	2002

	(in thousands)
GAAP net income	$101,451	$9,069
Add: Income tax	62,512	12,327
Add: Interest expense, net	165	4,302

GAAP operating income	164,128	$25,698
Add: Depreciation and amortization	4,295	2,168
Add: Milestone payments to partners	5,000	—
Add: Non-cash manufacturing charges	2,241	16,692
Add: Manufacturing transfer costs	4,684	2,926
Add: Compensation related to stock options	48,514	40,406
Add: Purchased in-process research and development	—	13,334
Add: Manufacturing transfer fee	—	9,000

Consolidated EBITDA	$228,862	$110,224

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The following table presents a reconciliation of forecasted net income as determined by GAAP to forecasted consolidated EBITDA for the year ended December 31, 2003:

(Unaudited)
Year Ended
December 31,
2003

(in millions)
GAAP net income	$45.0
Add: Income tax	28.0
Add: Interest expense, net	—

GAAP operating income	73.0
Add: Depreciation and amortization	6.0
Add: Non-cash manufacturing charges	2.5
Add: Non-cash compensation charge	144.5
Add: Milestone payments to partners	7.0
Add: Manufacturing transfer costs	5.0

Consolidated EBITDA	$238.0

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Product Review

Percocet®. Net sales of Percocet® were $59.0 million for the three months ended September 30, 2003 versus $36.7 million in the same period of 2002. For the nine months, sales were $166.9 million in 2003 versus $100.7 million in 2002. Prescription growth for Percocet® was up 20% and dispensed unit growth was up 32% in the third quarter of 2003 compared with the comparable 2002 period. Prescription growth for Percocet® was up 25% and dispensed unit growth was up 39% for the first nine months of 2003 compared with the comparable 2002 period.

Lidoderm®. For the third quarter of 2003, net sales of Lidoderm® grew to $37.5 million versus $24.1 million in the same period of 2002. “We are extremely pleased with the strong prescription demand of Lidoderm® and expect continued significant growth from this patent-protected product in the future,” said. Ammon. For the first nine months, net sales of Lidoderm® rose to $129.6 million compared with $59.9 million in the same period a year ago. Prescription growth for Lidoderm® was up 91% and dispensed unit growth was up 101% in the third quarter of 2003 versus the comparable 2002 period. Prescription growth for Lidoderm® was up 93% and dispensed unit growth was up 104% for the first nine months of 2003 versus the comparable 2002 period.

Other branded products. Combined sales of all other branded products were $3.7 million and $19.2 million for the third quarter and nine months in 2003 compared with $6.0 million and $15.7 million in the respective periods of 2002.

Generic products. Led by growth in morphine sulfate extended-release tablets and Endocet®, sales from generic products rose to $49.2 million in the third quarter, up 12% from $43.8 million in the year-ago quarter, and increased to $138.0 million for the first nine months, a 26% increase from $109.2 million in the nine months of 2002.

Note to Investors

Endo will conduct a conference call with financial analysts to discuss this news release today at 11:00 a.m. ET. Investors and other interested parties may access the conference call by dialing (800) 305-2862 (domestic) or (706) 634-1979 (international). Please dial in 10 minutes prior to the scheduled start time. A replay of the call will be available from October 23, 2003 at 12:00 p.m. ET by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), passcode 3271096, and will run until 12:00 a.m. ET on October 30, 2003.

A simultaneous webcast of the call for interested investors and others may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on November 7, 2003. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

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About Endo

Endo Pharmaceuticals Holdings Inc. is a fully integrated specialty pharmaceutical company with market leadership in pain management products. Through its Endo Pharmaceuticals Inc. subsidiary, the company researches, develops, produces and markets a broad product offering of both branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike. More information, including this and past press releases of Endo Pharmaceuticals Holdings Inc., is available online at www.endo.com.

Forward Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Statements that are not historical facts, including statements which are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Endo’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Endo’s current perspective on existing trends and information. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially from those expressed or implied by these forward-looking statements. The reader should not rely on any forward-looking statement. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Several important factors, in addition to the specific factors discussed in connection with these forward-looking statements individually, could affect the future results of Endo and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release. Important factors that may affect future results include, but are not limited to: market acceptance of the Company’s products and the impact of competitive products and pricing; dependence on sole source suppliers; the success of the Company’s product development activities and the timeliness with which regulatory authorizations and product launches may be achieved; successful compliance with extensive, costly, complex and evolving governmental regulations and restrictions; the availability on commercially reasonable terms of raw materials and other third party manufactured products; exposure to product liability and other lawsuits and contingencies; dependence on third party suppliers, distributors and collaboration partners; the ability to timely and cost effectively integrate acquisitions; uncertainty associated with pre-clinical studies and clinical trials and regulatory approval; uncertainty of market acceptance of new products; the difficulty of predicting FDA approvals; risks with respect to technology and product development; the effect of competing products and prices; uncertainties regarding intellectual property protection; uncertainties as to the outcome of litigation; changes in operating results; impact of competitive products and pricing; product development; changes in laws and regulations; customer demand; possible future litigation; availability of future financing and reimbursement policies of government and private health insurers and others; and other risks and uncertainties detailed in Endo’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-3 filed with the SEC on July 1, 2003. Readers should evaluate any statement in light of these important factors.

(Tables Attached)

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The following table presents Endo’s unaudited net sales for the three months and nine months ended September 30, 2003 and September 30, 2002:

Endo Pharmaceuticals Holdings Inc.
Net Sales (unaudited)
(in thousands)

	Three Months Ended
	September 30,

	2003	2002

Percocet®	$58,972	$36,585
Lidoderm®	37,451	24,080
Other Brands	3,739	6,048

Total Brands	$100,162	$66,713
Total Generics	$49,193	$43,841

Total Net Sales	$149,355	$110,554

Endo Pharmaceuticals Holdings Inc.
Net Sales (unaudited)
(in thousands)

	Nine Months Ended
	September 30,

	2003	2002

Percocet®	$166,865	$100,663
Lidoderm®	129,558	59,916
Other Brands	19,216	15,669

Total Brands	$315,639	$176,248
Total Generics	$138,017	$109,234

Total Net Sales	$453,656	$285,482

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The following table presents Endo’s consolidated statements of operations for the three months and nine months ended September 30, 2003 and September 30, 2002:

Endo Pharmaceuticals Holdings Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

NET SALES	$149,355	$110,554	$453,656	$285,482
COST OF SALES	27,050	24,392	80,885	71,088

GROSS PROFIT	122,305	86,162	372,771	214,394
COSTS AND EXPENSES:
Selling, general and administrative	35,764	28,753	113,681	79,898
Research and development	20,651	15,352	42,153	43,890
Depreciation and amortization	1,578	692	4,295	2,168
Compensation related to stock options – primarily selling, general and administrative	—	40,406	48,514	40,406
Purchased in-process research and development		13,334		13,334
Manufacturing transfer fee	—	9,000	—	9,000

OPERATING INCOME (LOSS)	64,312	(21,375)	164,128	25,698
INTEREST EXPENSE, Net	12	1,031	165	4,302

INCOME (LOSS) BEFORE INCOME TAX	64,300	(22,406)	163,963	21,396
INCOME TAX (BENEFIT)	24,376	(4,098)	62,512	12,327

NET INCOME (LOSS)	$39,924	$(18,308)	$101,451	$9,069

NET INCOME (LOSS) PER SHARE:
Basic	$.30	$(.18)	$.80	$.09
Diluted	$.30	$(.18)	$.77	$.09
WEIGHTED AVERAGE SHARES:
Basic	131,761	102,064	127,288	102,064
Diluted	132,636	102,064	132,510	102,245

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The following table presents the Endo’s unaudited condensed consolidated balance sheet data at September 30, 2003 and December 31, 2002:

Endo Pharmaceuticals Holdings Inc.
Condensed Consolidated Balance Sheet Data (unaudited)
(in thousands)

	September 30,	December 31,
	2003	2002

ASSETS
Cash and cash equivalents	$195,430	$56,902
Accounts receivable, net	126,254	119,496
Inventory	46,004	35,516
Other current assets	74,440	45,573

Total current assets	442,128	257,487
Property and equipment, net	13,620	11,810
Goodwill	181,079	181,079
Other Intangibles, net	35,096	36,755
Deferred income taxes	15,796	21,184
Other assets	6,184	4,657

TOTAL ASSETS	$693,903	$512,972

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$182,351	$152,429
Other liabilities	7,639	7,851
Total stockholders’ equity	503,913	352,692

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$693,903	$512,972

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The following table presents condensed consolidated cash flow data for the nine months ended September 30, 2003 and September 30, 2002:

Endo Pharmaceuticals Holdings Inc.
Condensed Consolidated Cash Flow Data (unaudited)
(in thousands)

	Nine Months Ended
	September 30,

	2003	2002

Net cash provided by operating activities	$168,009	$83,214
Net cash used in investing activities	(29,182)	(16,411)
Net cash used in financing activities	(299)	(125,615)

Net increase in cash and cash equivalents	$138,528	$(58,812)
Cash and cash equivalents, beginning of period	$56,902	$95,357

Cash and cash equivalents, end of period	$195,430	$36,545

Definition of Consolidated EBITDA:

Endo’s amended and restated credit facility defines Consolidated EBITDA as consolidated net income for the applicable period plus, without duplication and to the extent deducted from revenues in determining consolidated net income for that period, the sum of (a) the aggregate amount of consolidated cash interest expense for the period, (b) the aggregate amount of letter of credit fees paid during the period, (c) the aggregate amount of income tax expense for the period, (d) all amounts attributable to depreciation and amortization for the period, (e) all extraordinary and non-recurring charges during the period (provided that the amount of charges added to consolidated net income pursuant to this clause (e) that are incurred in connection with any transfer of manufacturing operations shall not exceed $10 million during any fiscal year of Endo or $20 million in the aggregate) and (f) all other non-cash charges during the period; and minus, without duplication and to the extent added to revenues in determining consolidated net income for such period, the sum of (i) all extraordinary gains during the period and (ii) all other non-cash gains during such period, all as determined on a consolidated basis with respect to Endo and its subsidiaries in accordance with generally accepted accounting principles.

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Reconciling Items:

Non-cash manufacturing charges reflect the present value of non-interest bearing promissory notes issued annually to Bristol-Myers Squibb Pharma Company (“BMS”) (formerly the DuPont Pharmaceuticals Company) over the initial five-year term of the manufacturing and supply agreement with BMS. Non-cash compensation charge is the non-cash charge resulting from the vesting of stock options pursuant to the Endo Pharma LLC stock option plans. Stock options granted pursuant to the Endo Pharma LLC stock option plans vest if our common stock reaches certain defined thresholds. These options are exercisable for shares currently held by Endo Pharma LLC, and their exercise will not dilute the ownership of other holders of our common stock. Manufacturing transfer costs represent the costs incurred to transfer certain products from BMS to alternative manufacturers. Endo anticipates incurring these manufacturing transfer costs during 2003. Milestone payments to partners represent estimated contractual payments which will be made to development partners based upon the anticipated successful achievement of certain defined milestones.

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